Exhibit 10.37

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 20th day of February, 2008 by and among Asyrmatos, Inc., a Delaware corporation (the “Company”), Lumera Corporation, a Delaware corporation (the “Investor”), and those certain stockholders of the Company and holders of options to acquire shares of the capital stock of the Company listed on Schedule B (together with any subsequent stockholders or option holders, or any transferees, who become parties hereto as “Key Holders” pursuant to the terms hereof (the “Key Holders”), and together collectively with the Investors, the “Stockholders”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company and the Investors are entering into a Contribution Agreement (the “Contribution Agreement”) providing for, among other things, the sale of shares of the Company’s Class L Preferred Stock, and in connection with that agreement the parties desire to provide the Investors with the right, among other rights, to elect certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

B. The Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) provides that Investor shall be entitled to elect one director of the Company (the “Lumera Director”). The remainder of the directors of the Company shall be elected and appointed as set forth herein.

C. The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted on an increase in the number of shares of Common Stock required to provide for the conversion of the Company’s Class L Preferred Stock.

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursu-ant to any written consent of the stockholders, the following persons shall be elected to the Board:

a. One individual designated by the Investor, which individual shall initially be Raluca Dinu;

b. Four individuals designated by a majority of the holders of the Common Stock of the Company, which shall initially be Panos C. Lekkas, Stanley A. Young, Dr. Raj Reddy, and Dr. David McClain.

To the extent that any of clauses (a) through (c) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Restated Certificate.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners of or shares the same management company with such Person.

1.3 Failure to Designate a Board Member. In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as pro-vided herein.

1.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office other than for cause (as reasonably determined by a majority of the board acting in good faith) unless (i) such removal is directed or approved by the affirmative vote of the Person, entitled under Section 1.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat; and

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5 No Liability for Election of Recommended Directors. No party, nor any Affiliate of any such party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6 Board Observation Rights. A representative of the Investor shall have the right to attend all meetings of the Company’s Board of Directors in a nonvoting observer capacity (each a “Board Observer”) and, in this respect, the Company shall give each Board Observer copies of all Board of Directors’ presentation materials that the Company provides to its directors. Upon reasonable notice and at a scheduled meeting of the Board of Directors or such other time, if any, as the Board may determine in its sole discretion, the Board Observer may address the Board of Directors with respect to significant business issues facing the Company. The initial Board Observer will be Peter Biere. The Investor may change the designated Board Observer at any time and from time to time, with or without cause, in its sole discretion.

2. Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3. Remedies.

3.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

3.2 Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the other parties hereto, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto and votes to increase authorized shares pursuant to Section 2 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Section 2 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

3.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction), (b) the consummation of a Deemed Liquidation Event (as that term is defined in the Restated Charter) and (c) termination of this Agreement in accordance with Section 5.8 below.

5. Miscellaneous.

5.1 Additional Investors.

In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

5.2 Transfers. Each transferee or assignee of any Shares subject to this Agree-ment shall continue to be subject to the terms hereof, and, as a condition precedent to the Com-pany’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement sub-stantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 5.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 5.12.

5.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement (“Covered Matters”), (b) agree not to commence any suit, action or other proceeding arising out of or based upon any Covered Matters except in the state courts or federal courts located in the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court.

5.5 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.7 Notices. All notices, requests and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after the business day deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.7. If notice is given to the Investor, a copy shall also be sent to the attention of Christopher Austin at Ropes & Gray LLP, One Embarcadero Center Suite 2200, San Francisco, CA 94111. If notice is given to Panos C. Lekkas, then a copy shall also be sent to Robert F. Dore, Jr. 370 Main Street, Worcester, Massachusetts 01609.

5.8 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the holders of a majority-in-interest of the shares of Common Stock held by the Stockholders (voting as a single class and on an as-converted basis). Notwithstanding the foregoing:

(a) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(b) Schedules A and B hereto may be amended by the Company from time to time in accordance with Section 1.3 of the Purchase Agreement to add information regarding additional Investors (as defined in the Purchase Agreement) without the consent of the other parties hereto;

(c) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

(d) this Section 5.8 and Section 1.2(a) and Section 1.6 of this Agreement shall not be amended or waived without the written consent the Investor.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 5.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

5.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of or acquiescence to any such breach or default or to any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11 Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Contribution Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.12 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREE-MENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUD-ING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 5.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 5.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

5.13 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 5.12.

5.14 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

5.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

5.16 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.17 Consent of Spouse. If any individual Stockholder is married on the date of this Agreement and is a resident of Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin, or the Commonwealth of Puerto Rico, such Stockholder’s spouse shall execute and deliver to the Company a Consent of Spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the Parties. If any individual Stockholder who is a resident of Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin, or the Commonwealth of Puerto Rico should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

5.18 Certain Definitions. Shares “held” by a holder of record of stock in the Company shall mean any Shares directly or indirectly owned (of record or beneficially) by such holder or as to which such holder has voting power. “Vote” shall include any exercise of voting rights whether at an annual or special meeting or by written consent or in any other manner permitted by applicable law. A “majority-in-interest” of the Stockholders shall mean the holders of a majority of the Common Stock (determined on an as-converted basis) then held by such group.

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

ASYRMATOS, INC.

By:	/s/ Panos Lekkas
Name:	Panos Lekkas
Title:	Chief Executive Officer

LUMERA CORPORATION

By:	/s/ Peter J. Biere
Name:	Peter J. Biere
Title:	Chief Financial Officer

KEY HOLDERS:

By:	/s/ Panos Lekkas
Name:	Panos Lekkas

By:	/s/ Raj Reddy
Name:	Raj Reddy

By:	/s/ Stanley Young
Name:	Stanley Young

By:	/s/ David McClain
Name:	David McClain